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As filed with the Securities and Exchange Commission on October 1, 2003.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEOPHARM, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	51-0327886 (I.R.S. Employer Identification No.)

150 Field Drive, Suite 195
Lake Forest, IL 60045
(847) 295-8678
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Lawrence A. Kenyon
Chief Financial Officer and Secretary
NeoPharm, Inc.
150 Field Drive, Suite 195
Lake Forest, IL 60045
(847) 295-8678
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copy to:
Christopher R. Manning, Esq.
Burke, Warren, MacKay & Serritella, P.C.
330 North Wabash Avenue
Suite 2200
Chicago, IL 60611
(312) 840-7000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the registrant.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Preferred Stock, par value $0.01 per share(3)	—	—

Common Stock, par value $0.0002145 per share(3)(4)	—	—

Total	$125,000,000	$10,113

(1)
The proposed maximum aggregate offering price per each class of security will be determined from time to time by the registrant in connection with the issuance of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933.

(2)
Calculated in accordance with Rule 457(o) under the Securities Act.

(3)
There is being registered hereunder an indeterminate number of shares of common stock and preferred stock as may be sold from time to time by the registrant. Pursuant to Rule 416 and Rule 457(i) under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions, or upon conversion of any preferred stock being registered under this registration statement.

(4)
Includes rights to be issued under the registrant's stockholder rights plan.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 1, 2003

PROSPECTUS

$125,000,000

NEOPHARM, INC.

PREFERRED STOCK
COMMON STOCK

        We may offer and sell from time to time, at prices and on such terms as we will determine at the time of each offering:

  •
  shares of preferred stock;
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  shares of common stock; or
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  a combination of these securities.

        We will provide the specific terms related to sales of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Before you invest, you should carefully read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus.

        We will sell these securities directly to our shareholders or to purchasers or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, underwriters or dealers. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

        This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        Our common stock is traded on the Nasdaq National Market under the symbol "NEOL".

        Investing in our common stock involves a high degree of risk. You should carefully consider certain risk factors in determining whether to buy any of our securities. See "Risk Factors" on page 2.

        Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or any other prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2003.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell common stock, preferred stock, or a combination of those securities in one or more offerings up to a total dollar amount of $125,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, the statements made or incorporated by reference in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under "WHERE YOU CAN FIND MORE INFORMATION" before buying any securities in this offering.

        We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer to sell is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated by reference herein is correct as of any time subsequent to its date.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Various statements made in this prospectus and in our reports and public filings incorporated by reference in this prospectus are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plans, anticipations, intent, contingencies or future developments and/or otherwise are not statements of historical fact. We have based these forward-looking statements on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the following:

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  the outcome of our arbitration proceeding with Pharmacia, and the timing of a decision in same;

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  our product development efforts, including results from our clinical trials involving our IL13-PE38 compound;

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  anticipated dates of clinical trial initiation, completion, and announcement of trial results;

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  anticipated regulatory filing dates for our product candidates;

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  the status and anticipated timing of regulatory approval for our product candidates;

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  analysis and interpretation of data by regulatory authorities;

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  anticipated operating losses and capital expenditures;

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  our intentions regarding the establishment of collaborations;

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  anticipated efforts of independent third parties with whom we work;

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  estimates of the market opportunity and the commercialization plans for our product candidates;

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  our intentions regarding the manufacturing of our products;

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  our ability to raise additional capital; and

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  the availability of qualified personnel.

        In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "target," "goal," "continue," or the negative of such terms or other similar expressions. Factors that might cause or contribute to differences include, but are not limited to, those discussed elsewhere in this prospectus, including in the "RISK FACTORS" section of this prospectus, and the risks discussed in our Securities and Exchange Commission (SEC) filings which are incorporated by reference.

        We urge you to carefully review and consider the disclosures found in these filings, all of which are available in the SEC EDGAR database at www.sec.gov and from us at www.neophrm.com. We caution you that the risk factors contained herein are not exhaustive. We operate in a continually changing business climate and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely on forward-looking statements as a prediction of actual results.

        The following discussion should be read in conjunction with our audited financial statements and related Notes thereto included in our SEC filings which are incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION."

ii

THE COMPANY

        NeoPharm is a biopharmaceutical company engaged in the research, development and commercialization of drugs for the treatment of various cancers. We have built our drug portfolio based on our two novel proprietary technology platforms: the proprietary NeoLipid™ liposomal drug delivery system and a tumor-targeting toxin platform.

        NeoPharm's anti-cancer drug development pipeline includes five compounds in various stages of clinical development. Our lead compound, IL13-PE38, uses the Company's tumor-targeting toxin technology to selectively deliver the potent cytotoxic agent, PE38, to destroy tumor cells. NeoPharm has licensed worldwide rights to the compound from the National Institutes of Health, "NIH". IL13-PE38 has received orphan drug designation in the United States and Europe and has been designated as a fast track drug development program by the United States Food and Drug Administration, "FDA". Preliminary Phase I data for IL13-PE38 indicating that IL13-PE38 may be effective in the treatment of malignant gliomas have been presented at numerous neurosurgery and neuro-oncology conferences worldwide. Based upon the results of our Phase I/II clinical trials of IL13-PE38, we currently plan to commence a pivotal multi-center, multi-national Phase III clinical trial for the treatment of glioblastoma multiforme, a deadly form of brain cancer.

        Our other four compounds currently in Phase I/II clinical trials use NeoPharm's proprietary NeoLipid™ liposomal delivery system, and are being developed as potential treatments for various types of cancer. NeoLipid™ technology is being developed to deliver a wide range of drugs with increased stability and reduced toxicity and side effects.

NeoLipid™ Compounds in Phase I/II Clinical Trials
Compound	Description
LE-SN38	Liposomal SN38
LEP-ETU	Liposomal Paclitaxel
LErafAON	Liposomal craf Antisense Oligonucleotide
LEM	Liposomal Mitoxantrone

        Under a License Agreement we entered into in 1999 with Pharmacia and Upjohn Company, a subsidiary of Pharmacia Corporation (now Pfizer), Pharmacia had assumed responsibility for LEP and LED (liposomal doxorubicin). During the second quarter of 2002, we filed a Demand for Arbitration to resolve claims which we had asserted against Pharmacia concerning the development programs for LEP and LED, to which Pharmacia has responded and asserted its own claims against us. In November 2002, we terminated the License Agreement after notification from Pharmacia that it had stopped all development of LEP and LED. Pharmacia disputes the propriety of the termination, and has included our termination of the License Agreement as part of the arbitration hearing, which began on May 28, 2003. No prediction can be made as to the outcome of the claims that we and Pharmacia have asserted against each other, which are substantial.

        To date, we have not generated any product sales revenues and have not achieved profitable operations. Our accumulated deficit was approximately $106.6 million through June 30, 2003, and we expect to continue to incur substantial losses in future periods. A significant portion of our revenue recognized to date represented payments received from Pharmacia under our License Agreement, which is currently the subject of the above-described ongoing arbitration. We are highly dependent on the success of our research, development and potential licensing efforts and, ultimately, upon regulatory approval and market acceptance of our products under development, particularly our lead product candidate, IL13-PE38. We may never attain profitability and even if we become profitable, we may not be able to sustain profitability on a continuing basis. We do not expect to generate a positive cash flow from operations for the next several years, if ever. Prior to exhausting our current cash and short-term investments, we will need to raise additional funds to finance our operating activities. There are no assurances that we will be successful in obtaining an adequate level of financing for the long-term development and commercialization of our product candidates.

Corporate Information

        Our principal executive offices are located at 150 Field Drive, Suite 195, Lake Forest, Illinois 60045. Our telephone number is (847) 295-8678. Our Internet website address is www.neophrm.com. We do not intend the information found on our website to be a part of this prospectus.

RISK FACTORS

        You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before purchasing our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as the value of an investment in our securities.

        The outcome of our ongoing arbitration with Pharmacia is uncertain and the costs are considerable.

        On April 19, 2002, we filed a Demand for Arbitration with the American Arbitration Association in accordance with the terms of our license agreement dated February 19, 1999 (the "License Agreement") with Pharmacia and Upjohn Company, a subsidiary of Pharmacia Corporation (now Pfizer) for the purpose of resolving a dispute with Pharmacia concerning delays in the development of our LEP and LED products, which were being conducted by Pharmacia. In our arbitration demand, we contend that Pharmacia failed in its duty under the License Agreement to use reasonable efforts to develop LEP and LED, thereby breaching the License Agreement. We are seeking substantial damages from Pharmacia arising from its actions. Pharmacia has denied our allegations, asserted various counterclaims and is seeking restitution of the monies paid to us, reimbursement of its expenses, and substantial punitive damages.

        While we continue to believe that we will prevail in this arbitration, there can be no assurance given that we will do so, or, even if we do prevail, that we would be awarded substantial damages, or any damages whatsoever. In addition, as with any arbitration or litigation, there is always the possibility that the arbitration panel could rule against us and in favor of Pharmacia. In that event, we could be found to be responsible for any arbitration award granted in favor of Pharmacia, which award could be substantial. If the Company were ordered to pay damages to Pharmacia, and assuming that we had funds on hand sufficient to satisfy such an award and did not need to cease operations, we could be forced to abandon some or all of our drug development programs. In such event, we might be forced to conserve our remaining resources by taking a variety of actions including, but not limited to, cutting staff, closing facilities, abandoning clinical trials or liquidating assets, any one of which actions could be expected to have a negative impact on current and future product development. Similarly, we could be forced to raise monies by licensing products to unrelated third parties on terms that we might not otherwise find acceptable.

        In addition, the Company has expended, and continues to incur, substantial sums in paying the expenses associated with the ongoing arbitration. Through June 30, 2003, we incurred expenses in connection with the arbitration of approximately $10,678,000 and we anticipate additional arbitration related expenses through the end of 2003 of approximately $2,000,000. Monies for these expenses have and will continue to come from our cash and short-term investments on hand. To the extent that we expend monies on the arbitration, those monies are not then available to develop our compounds and pay our operating expenses, which again negatively impacts our ability to bring one or more products to market.

        If we were unable to continue to develop, obtain regulatory approvals for, and then market our products, our business would be harmed.

        Our future operating results may be adversely affected if we are unable to develop, obtain regulatory approval for, and bring to market new drug products in a timely manner. The process of developing new drugs and/or therapeutic products is inherently complex and uncertain. We must make long-term investments and commit significant resources before knowing whether our development programs will eventually result in products that will receive regulatory approval and achieve market acceptance.

        As with any pharmaceutical product under development, there are significant risks in development, regulatory approval, and commercialization of new compounds. During the product development phase, there is no assurance that the FDA will approve our clinical trial protocols. There is no guarantee that future clinical studies, if performed, will demonstrate the safety and efficacy of any product in development or that we will receive regulatory approval for such products. Further, the FDA can suspend clinical studies at any time if the agency believes that the subjects participating in such studies are being exposed to unacceptable health risks.

        We cannot predict with certainty if or when we might submit for regulatory review those products currently under development. Once we submit our potential products for review, we cannot assure you that the FDA or other regulatory agencies will grant approvals for any of our proposed products on a timely basis or at all. Further, even if we receive regulatory approval for a product, there can be no assurance that such product will prove to be commercially successful or profitable.

        Sales of our products both inside and outside the United States will be subject to regulatory requirements governing marketing approval. These requirements vary widely from country to country and could delay the introduction of our proposed products in those countries. After the FDA and international regulatory authorities approve a product, we must manufacture, or contract with third parties to manufacture, sufficient volumes to meet market demand. This is a process that requires accurate forecasting of market demand. There is no guarantee that there will be market demand for any future products or that we will be able to successfully manufacture or adequately support sales of any future products.

        At the present time our lead compound is IL13-PE38, which we believe has potential as a treatment for malignant gliomas. In September 1997, we exclusively licensed worldwide rights to IL13-PE38 from the NIH. On the basis of our Phase I/II clinical trial findings for this compound, we plan to initiate a pivotal Phase III multi-center, multi-national clinical trial. However, there are no assurances that IL13-PE38 will prove to be safe and effective or receive regulatory approval for any indication. Further, even if we were to receive regulatory approval for a product utilizing IL13-PE38, there can be no assurance that such a product would prove to be commercially successful or profitable.

        We also presently have four other compounds under development for the treatment of various cancers and that are in Phase I/II clinical trials: LE-SN38, LEP-ETU, LErafAON, and LEM. There are no assurances that any of these compounds will prove to be safe and effective or that any of them will receive regulatory approval for the treatment of the indications which we may pursue. Even if one or more of these compounds eventually becomes an approved product, there can be no assurance that it will be a successful treatment in the marketplace.

        In the near term, we are highly dependent on achieving success in the clinical testing, regulatory approval, and commercialization of our lead product candidate, IL13-PE38, which may never be approved for commercial use. If we are unable to commercialize IL13-PE38, our ability to generate revenues would be impaired and our business would be harmed.

        We have invested a significant portion of our time and financial resources in the development of IL13-PE38, and we anticipate that for the foreseeable future our potential to achieve revenues from product sales will be dependent on its successful clinical testing, regulatory approval in the United States, and commercialization. Drug development is a highly uncertain process. We may suffer significant setbacks in our Phase III clinical trials of IL13-PE38, even after achieving potentially promising results in earlier clinical trials. Even if the clinical trials of IL13-PE38 are successful, prior to commercialization of IL13-PE38 in the United States, we will have to submit, and the FDA will have to approve, a Biologics License Application, "BLA", for IL13-PE38. If a BLA, assuming one is eventually filed, for IL13-PE38 is not approved by the FDA, or if approval is delayed, our ability to achieve revenues from product sales will be impaired and our stock price would be materially and adversely affected. FDA approval is contingent on many factors, including clinical trial results and the evaluation of those results.

        Our IL13-PE38 Phase III clinical trial program consists of a single multi-center, multi-national study designed to enroll patients suffering from recurrent glioblastoma multiforme tumors who are then randomized into one of two arms of the study, with one group receiving convection enhanced infusion of IL13-PE38 and the other being treated through placement of Gliadel® Wafers at the time of surgery. The primary endpoint of the study is to determine if there is a statistically significant overall patient survival difference between the two arms of the study.

        The results from our clinical trial may not demonstrate a statistically significant difference between IL13-PE38 and treatment with the Gliadel® Wafer. Results from our clinical trial that are not statistically significant will adversely affect our ability to obtain regulatory approval for IL13-PE38. Adverse safety findings from our study would also adversely affect our ability to obtain regulatory approval. Even if we conclude that the results from our clinical trial are statistically significant, the FDA may not agree with us because the FDA may evaluate the results by different methods or conclude that the clinical trial results are not clinically meaningful or that there were human errors in the conduct of the clinical trials or otherwise. Finally, even if we believe that we have met the FDA guidelines for submission of data and information for a BLA, there is a risk that the FDA will require additional data and information that we are unable to provide.

        Because all of our product candidates are in development, there is a high risk that further development and testing will demonstrate that our product candidates are not suitable for commercialization, which could cause our business to suffer.

        We have no products that have received regulatory approval for commercial sale. All of the compounds that we are currently developing require extensive pre-clinical and clinical testing before we can submit any application for regulatory approval. Before obtaining regulatory approvals for the commercial sale of any of our proposed drug products, we must demonstrate through pre-clinical testing and clinical trials that our product candidates are safe and effective in humans. Conducting clinical trials is a lengthy, expensive, and uncertain process. Completion of clinical trials may take several years or more. Our commencement and rate of completion of clinical trials, including, but not limited to, a planned Phase III clinical trial for IL13-PE38, may be delayed by many factors, including, but not limited to:

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  ineffectiveness of the study compound, or perceptions by physicians that the compound is not effective for a particular indication;

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  inability to manufacture, or secure third party sources to manufacture, sufficient quantities of compounds for use in clinical trials;

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  failure of the FDA to approve our clinical trial protocols;

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  a slower than expected rate of patient recruitment;

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  inability to adequately follow patients after treatment;

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  unforeseen safety issues; or

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  government or regulatory delays.

        The clinical results we have obtained to date do not necessarily predict that the results of further testing, including later stage controlled human clinical testing, will be successful. If our trials are not successful or are perceived as not successful by the FDA or physicians, our business, financial condition and results of operations will be harmed.

        Our business is subject to extensive governmental regulation, which can be costly, time consuming, and subject us to unanticipated delays.

        Public health authorities in the United States and other countries regulate the research, testing, manufacturing, labeling, distribution, marketing, and advertising activities with respect to all of our drug compounds. The FDA and comparable agencies in foreign countries impose substantial burdens on our ability and the ability of others to introduce pharmaceutical products to the public, including lengthy and detailed clinical testing procedures to demonstrate safety and efficacy and manufacturing procedures to insure compliance with good manufacturing practices. This process can last many years, be very costly and still be unsuccessful. All clinical, manufacturing, labeling, and other information developed for proprietary products will be required to be filed with the FDA in new drug applications for review and be subject to approval by that agency. We cannot assure you that this lengthy regulatory review process will result in the approval and subsequent marketing of our products.

        Once we submit our drug compounds for review, we do not know whether the FDA or other regulatory agencies will grant approvals for any of them on a timely basis or at all. The FDA can delay, limit, or deny approval for many reasons, including, but not limited to:

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  the FDA may determine that our drug compounds may not be safe or effective;

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  FDA officials may interpret data from preclinical testing and clinical trials in different ways than we interpret it;

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  the FDA might not approve our manufacturing processes or facilities or the processes or facilities of our collaboration partners;

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  the FDA may change its approval policies or adopt new regulations; and

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  the FDA may approve a drug compound for fewer than all the indications requested.

        The process of obtaining approvals in foreign countries is subject to delay and failure for the same reasons.

        The FDA's policy of granting "fast track" approval for cancer therapies, such as was granted to our IL13-PE38 compound, may reduce the risk of delays in the approval process of our drug compounds, but the policy may also expedite the regulatory approval of our competitors' drug compounds. In addition, any marketed product and its manufacturer continue to be subject to strict regulation. Any unforeseen problems with an approved product, or delays in receiving regulatory approval, or failing to receive such approval, would delay or prevent product commercialization and harm our business and stock price. Approval of a drug compound could also depend upon our commitment to conduct post-marketing studies.

        We have a history of operating losses and an accumulated deficit, as of June 30, 2003, of $106,596,288; we expect to continue to incur losses for the foreseeable future and may never be profitable.

        We have only a limited history and our operations consist primarily of the development of our drug compounds and the sponsorship of research and clinical trials. Except for 1999, when we received $11,000,000 in payments from Pharmacia, we have incurred losses every year since we began operations and, as of June 30, 2003, our aggregate accumulated deficit was $106,596,288. To date, we have not sold or received approval to sell any products and it is possible that revenues from product sales will never be achieved. Until we executed our agreement with Pharmacia, which we have subsequently terminated, we generated only limited amounts of revenue from our license fees and it is possible that additional license revenue will not be significant. We cannot predict when or if we will be able to develop other sources of revenue or when or if our operations will become profitable, even if we are able to commercialize some of our drug compounds.

        Competition in the biopharmaceutical field is intense and subject to rapid technological change, which could result in our competitors developing drug compounds superior to ours.

        The extent to which any of our drug compounds achieve market acceptance will depend, in part, on competitive factors. Competition in our industry is intense, and it is increased by the rapid pace of technological development. Existing products or new products developed by our competitors may be more effective or have fewer side effects, or may be more effectively marketed and sold, than any that we may develop. Many of our competitors have substantially greater research and development capabilities and experience and greater manufacturing, marketing, financial, and managerial resources than we do. Competitive drug compounds may render our technology and drug compounds obsolete or noncompetitive prior to our recovery of research, development, or commercialization expenses incurred with respect to any of our drug compounds.

        Our stock price has been and is likely to continue to be volatile.

        The stock market has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. In addition, the market price of our stock has been highly volatile and is likely to continue to be so. The market price of our stock may fluctuate due to numerous factors, including, but not limited to:

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  announcements of technological innovations or new products by us or our competitors;

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  the success or failure of our clinical trials, including, but not limited to, those involving our lead compound, IL13-PE38, or those of our competitors;

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  our success, or lack of success, in obtaining a successful resolution of our arbitration claims with Pharmacia;

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  actual or anticipated fluctuations in our financial results;

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  our ability to obtain needed financing;

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  economic conditions in the United States and abroad;

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  comments by or changes in Company assessments or financial estimates by securities analysts;

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  adverse regulatory actions or decisions;

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  any loss of key management;

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  changing governmental regulations;

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  developments or disputes concerning patents or other proprietary rights;

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  product or patent litigation; or

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  public concern as to the safety of products developed by us.

        Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted stock options.

        These factors and fluctuations, as well as political and market conditions, may materially adversely affect the market price of our common stock.

        We are currently named as a defendant in a number of securities class action lawsuits and the volatility of our stock increases the risk that additional securities class action litigation could be instituted against us in the future.

        Securities class action litigation is often brought against a company following periods of volatility in the market price of its securities. We, along with certain of our officers, are currently named as defendants in a number of class action lawsuits which have been consolidated for trial and are currently pending in the federal district court for the Northern District of Illinois, and each of which alleges various violations of the federal securities laws in connection with certain of our public statements as they relate to our LEP drug compound. We may be named as a defendant in similar litigation in the future. While we are vigorously defending this litigation, this litigation has resulted, and can be expected to continue to result, in substantial costs and in a diversion of management's attention and our resources, which could harm our business and financial condition, as well as the market price of our stock.

        We may need to raise additional capital in the future whether or not we are able to raise capital in this offering. If additional capital is not available, we may have to curtail or cease operations.

        We estimate that our existing cash reserves will be sufficient to finance our operations at current and projected levels of development and general corporate activity until approximately December 2004. We can offer no assurance that we will be able to generate revenues from product sales in the near term, or in the future at a rate sufficient to fund our operations. Even if we are successful in raising additional capital in this offering, we may need additional future financing depending on a number of factors, including, but not limited to, the following:

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  our degree of success in commercializing our products;

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  a possible obligation to pay damages to Pharmacia arising out of our ongoing arbitration proceeding;

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  the rate of progress and cost of research and development and clinical trial activities relating to our products;

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  the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights;

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  emergence of competing technologies and other adverse market developments;

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  changes in or terminations of our existing licensing arrangements;

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  the amount of milestone payments, if any, we receive from future collaborators, if any;

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  the costs of acquiring or licensing new technology, products or businesses if we desire to expand our product portfolio; and

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  the cost of manufacturing scale-up and development of marketing operations, if we undertake those activities.

        Additional financing may not be available when we need it or be on terms acceptable to us. If adequate financing is not available, we may be required to delay, scale-back, or eliminate certain of our research and development programs, to relinquish rights to some of our technologies or products, or to grant licenses to third parties to commercialize products or technologies that we would otherwise seek to develop ourselves. We could also be required to cease operations. If additional capital is raised through the sale of equity, our stockholders' ownership interest could be diluted and such securities may have rights, preferences, or privileges superior to those of our other stockholders. The terms of any debt securities we may sell to raise additional capital may place restrictions on our operating activities. Failure to secure additional financing may cause us to drop or delay some or all of our development programs.

        We depend on third parties for a variety of functions, including the research and development, manufacturing, clinical testing, and regulatory compliance of our products. No assurance can be given that these arrangements will allow us to successfully develop and manufacture our drug compounds.

        We rely, in part, on third parties to perform a variety of functions, including research and development, clinical trial management, and production of our drug compounds. As of September 29, 2003, we had 105 full-time employees. We currently do not possess the internal infrastructure to independently conduct clinical testing or manufacture clinical and commercial supplies of our compounds. If we develop compounds with commercial potential, we will either have to hire additional personnel skilled in the clinical testing and the manufacturing processes or engage third parties to perform such services. We currently are a party to several agreements which place substantial responsibility on third parties for clinical development of our drug compounds. We also in-license technology from governmental and academic institutions in order to minimize investments in early research, and we enter into collaborative arrangements with certain of these entities with respect to clinical trials of our drug compounds. No assurance can be given that we will be able to maintain any of these relationships or establish new ones on beneficial terms, that we can enter into these arrangements without undue delays or expenditures, or that these arrangements will allow us to compete successfully.

        We do not have any manufacturing capacity for any drug compounds we are developing. Currently, all of our liposome compounds are produced at the Center for Advanced Drug Development which is affiliated with the University of Iowa Pharmacy School. The center has indicated that it is currently able to meet our needs for research and clinical trials, but we cannot be sure that they will be able to do so on a time or cost effective basis in the future or that suitable alternatives can be found in a timely manner, or at all. In addition, we have recently entered into agreements with other drug manufacturers to produce IL13-PE38 in the larger quantities that will be required to support our planned Phase III clinical trial for that compound. Any failure to obtain adequate supplies of our drug compounds could delay or prevent our product development efforts. In order to commercialize our drug compounds successfully, we or third parties with whom we contract must be able to manufacture products in commercial quantities in compliance with the FDA's current good manufacturing practices, "cGMP", at acceptable costs and in a timely manner. As our drug compounds have never been produced in commercial quantities, no assurance can be given that the ease of manufacture, stability, cost and yield we have experienced in small scale production can be duplicated.

        Finally, in December 2001, we entered into loan and processing agreements with Akorn, Inc. to obtain manufacturing rights at the lyophilization facility in Decatur, Illinois, which was being developed by Akorn. In August 2003, we notified Akorn that it was in default under the loan agreement because of its failure to begin providing manufacturing services for our drug compounds, as required under the terms of the loan and processing agreements. In September 2003, in order to allow Akorn to proceed with a proposed refinancing of its senior debt, and in consideration of certain additional financial considerations from Akorn and to preserve the possibility of collecting the monies which are owed to us by Akorn, we agreed that if Akorn closes the refinancing of its senior debt on or before October 10,

2003, we would waive these defaults and extend the date when Akorn must be able to provide manufacturing rights to us until October 2004. While we do not anticipate requiring the capacity to be provided by Akorn's facility until October 2004, if that capacity is not available, we will either need to procure suitable manufacturing rights for our liposome drug compounds from other third party manufacturers or contract with qualified third party manufacturers to have our liposome drug compounds produced by them in sufficient quantities. There can be no assurance that such capacity will be available when it is required or, if available, be available on terms we would find acceptable.

        If we, or our suppliers, fail to comply with FDA and other government regulations, our manufacturing operations could be interrupted, and our product development, future sales, and profitability would suffer.

        All new drugs, including our drug compounds under development, are subject to extensive and rigorous regulation by the FDA and comparable foreign authorities. These regulations govern, among other things, the development, pre-clinical and clinical testing, manufacturing, labeling, storage, pre-market approval, advertising, promotion, sale, and distribution of our drug compounds.

        Even after regulatory approval is obtained, our products would continue to be subject to governmental review. Manufacturing, labeling, and promotional activities are continually regulated by the FDA and equivalent foreign regulatory agencies, and we must also report certain adverse events involving our products to these agencies. Previously unidentified adverse events or an increased frequency of adverse events that may occur post-approval could result in labeling modifications of approved products, which could adversely affect future marketing. Finally, approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. The restriction, suspension, or revocation of regulatory approvals or any other failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition, and results of operations.

        Failure to comply with the applicable regulatory requirements can result in, among other things, civil penalties, suspensions of regulatory approvals, product recalls, operating restrictions, and criminal prosecution. In addition, the marketing and manufacturing of pharmaceutical products are subject to continuing FDA and other regulatory review, and later discovery of previously unknown problems with a product, manufacturer, or facility may result in the FDA and/or other regulatory agencies requiring further clinical research or restrictions on the product or the manufacturer, including withdrawal of the product from the market. The restriction, suspension, or revocation of regulatory approvals or any other failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition, and results of operations.

        Failure of any third party manufacturers to maintain satisfactory compliance with cGMP could have a material adverse effect on our ability to market and distribute our products in the future and, in the most serious cases, could result in the issuance of warning letters, seizure or recall of products, civil penalties or closure of such manufacturing facilities until such cGMP compliance is achieved.

        We currently obtain the necessary raw materials for our development stage products, as well as certain services, such as testing, from third parties. We currently contract with suppliers and service providers that are required to comply with strict standards established by us. Certain suppliers and service providers are required to follow cGMP requirements and are subject to routine unannounced periodic inspections by the FDA and by certain state and foreign regulatory agencies for compliance with cGMP requirements and other applicable regulations. Upon routine inspection of these facilities, there can be no assurance that the FDA and other regulatory agencies will find the manufacturing process or facilities to be in compliance with cGMP requirements and other regulations.

        Failure to achieve satisfactory cGMP compliance as confirmed by routine unannounced inspections could have a material adverse effect on our ability to continue to develop and test our drug compounds.

        We do not have marketing or sales experience, which means we must either enter into agreements with third parties to market or co-promote our future products or develop marketing expertise ourselves.

        We have no experience in sales, marketing, or distribution. To date, our focus has been on research and development and we currently do not have internal marketing, sales, or distribution resources. If we receive the required regulatory approvals, we could elect to market and sell our products through distribution, co-marketing, co-promotion, or licensing arrangements with third parties. To the extent that we enter into such arrangements with third parties for the marketing and sale of our products, any revenues we receive will depend primarily on the efforts of these third parties and those revenues will be lower than if we marketed our products directly. In addition, we may not be successful in entering into sales and distribution relationships with third parties and, even if we are successful, we will not control the amount and timing of marketing resources such third parties devote to our products.

        On the other hand, if we elect to market products directly, significant additional expenditures and management resources will be required to develop an internal marketing or sales force. We have no experience in establishing or maintaining an effective sales or marketing effort. If we decide to perform sales and marketing activities ourselves, we could face a number of additional risks, including, but not limited to:

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  the inability to attract and retain a marketing or sales force with relevant pharmaceutical experience;

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  the costs of establishing a marketing or sales force may not be recoverable if product revenues are lower than expected; and

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  there could be delays in product launch due to the time needed to develop and train an effective marketing or sales force.

        There can be no assurance that we would be able to establish an effective marketing or sales force should we choose to do so. The inability to successfully employ qualified marketing and sales personnel or to develop other sales and marketing capabilities through third parties would be harmful to our overall business operations.

        Our lack of operating experience may cause us difficulty in managing our growth.

        We have no experience in selling pharmaceutical products and in manufacturing or procuring products in commercial quantities in compliance with FDA rules, and only limited experience in negotiating, establishing and maintaining collaborative relationships and conducting later stage phases of the regulatory approval process. Our ability to manage our growth, if any, will require us to improve and expand our management and our operational and financial systems and controls. If our management is unable to manage growth effectively, our business and financial condition would be adversely affected. In addition, if rapid growth occurs, it may strain our operational, managerial and financial resources, which are limited.

        Our inability to adequately protect our proprietary technologies could harm our competitive position and have a material adverse effect on our business.

        The success of our business depends, in part, on our ability to obtain patents and maintain adequate protection of our intellectual property for our proprietary technology and products in the United States and other countries. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights in these foreign countries. These problems can be caused, for example, by a lack of rules and processes allowing for meaningful defense of intellectual property rights. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode our competitive advantage, with the result that our business and operating results could be harmed.

        The patent positions of pharmaceutical companies, including our patent positions, are often uncertain and involve complex legal and factual questions. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. We apply for patents covering our technologies and products, as we deem appropriate. Currently, we either own or have obtained licenses to 45 United States patents or patent applications relating to our products. However, we may not obtain patents on all inventions for which we seek patents, and any patents we obtain may be challenged and may be narrowed in scope or extinguished as a result of such challenges. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Others may independently develop similar or alternative technologies or design around our patented technologies or products. These companies would then be able to develop, manufacture and sell products, which compete directly with our products. In that case, our revenues and operating results would decline.

        We rely upon trade secret protection for certain of our confidential information, including certain of our trade secrets, know-how, technology advantages and processes. While we have taken measures to protect our confidential information, these measures may not provide adequate protection for our trade secrets, know-how or other confidential information. We seek to protect our confidential information by entering into confidentiality agreements with employees, collaborators, and consultants. Nevertheless, employees, collaborators, or consultants may still disclose or misuse our confidential information, and we may not be able to meaningfully protect our trade secrets. In addition, others may independently develop substantially equivalent information or techniques or otherwise gain access to our trade secrets. Disclosure or misuse of our confidential information would harm our competitive position and could cause our revenues and operating results to decline. Litigation to protect our trade secrets, know how and other unpatented confidential information could result in significant costs to us, as well as diverting management's attention away from our business.

        We may be sued for infringing on the intellectual property rights of others.

        There can be no assurance that the drug compounds that we have under development do not or will not infringe on the patent or proprietary rights of others. Third parties may assert that we are employing their proprietary technology without authorization. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes on these patents. We could incur substantial costs and diversion of the time and attention of management and technical personnel in defending ourselves against any such claims. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief that could effectively block our ability to further develop, commercialize and sell products, and such claims could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, if at all. In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products or be required to cease commercializing affected products and our operating results would be harmed.

        Our commercial success also depends in part on ensuring that we neither infringe the patents nor proprietary rights of third parties. In the future, others may file patent applications covering technologies that we may wish to utilize with our proprietary technologies, or products that are similar to products developed with the use of our technologies. If these patent applications result in issued patents and we wish to use the claimed technology, we would need to obtain a license from the third party and this would increase our costs of operations and harm our operating results.

        Certain of our directors have conflicting obligations.

        Dr. John N. Kapoor, our chairman, is also associated with EJ Financial Enterprises, Inc., a health care investment firm which is wholly owned by him, and therefore will have conflicts of interest in allocating his time among various business activities and may have legal obligations to multiple entities. On July 1, 1994, we entered into a consulting agreement with EJ Financial. The consulting agreement provides that we will pay EJ Financial $125,000 per year (paid quarterly) for certain management consulting services, which is based on anticipated time spent by EJ Financial personnel on the Company's affairs. EJ Financial is also involved in the management of health care companies in various fields, and Dr. Kapoor is involved in various capacities with the management and operation of these companies. In addition, EJ Financial is involved with other companies in the cancer field. Although these companies are pursuing different therapeutic approaches for the treatment of cancer, discoveries made by one or more of these companies could render our products less competitive or obsolete.

        Further, in December 2001, we entered into a loan agreement and a processing agreement with Akorn Inc., a company controlled by Dr. Kapoor, under which we provided Akorn with a $3,250,000 loan and obtained manufacturing rights at the lyophilization facility which Akron has under development in Decatur, Illinois. We also entered into a subordination agreement with Dr. Kapoor whereby he agreed to subordinate certain indebtedness owed to him by Akorn to Akorn's obligations to us. In August 2003, we notified Akorn that they were in default under their loan agreement with us. We had previously written-off the entire amount of our loan to Akorn because of our inability to determine the collectibility of the debt. As a result of our declaration of a default, Dr. Kapoor declared that the loans made by him to Akorn were also in default as a result of the cross-default provisions in his loan documents with Akorn. In September 2003, Akorn advised us that they wished to refinance their senior debt with a new senior lender, which lender would require us to subordinate our debt. In order to preserve the possibility of collecting Akorn's debt to us (which currently equals approximately $3,350,000 in principal and accrued interest) and in consideration of a higher rate of interest (which would now equal that to be charged by the new senior lender) and the possibility of accelerated mandatory repayments once Akorn's senior debt was repaid in full, we agreed to waive Akorn's default, to allow Akorn until October 2004 to provide us with the required manufacturing rights and to subordinate Akorn's indebtedness to us to Akorn's indebtedness to its new senior lender. Our waiver, however, is conditioned on the refinancing being completed on or before October 10, 2003 and on Dr. Kapoor waiving his default and reconfirming the subordination of his Akorn indebtedness to the indebtedness which Akorn owes to us.

        If we lose key management and scientific personnel or are unable to attract and retain the talent required for our business, our business could be harmed.

        We are highly dependent on the principal members of our management and scientific staff, including our President, Mr. James M. Hussey, our Chief Scientific Officer, Dr. Imran Ahmad, and our Chief Medical Officer, Dr. Jeffrey W. Sherman. The inability to replace Mr. Hussey, Dr. Ahmad or Dr. Sherman, would delay product development and the achievement of our strategic objectives. In addition, our success will depend on our ability to attract and retain qualified scientific, technical and managerial personnel. There is intense competition for qualified staff and no assurance can be given that we will be able to retain existing personnel or attract and retain qualified staff in the future.

        The demand for our future products, if any, may be adversely affected by health care reform and potential limitations on third party reimbursement.

        In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payments for medical procedures and treatments or subject the pricing of pharmaceutical products to government control. We cannot predict the effect that health care reforms may have on our business, and it is possible that such reforms will hurt our business. In addition, in both the United States and elsewhere, sales of prescription pharmaceutical products are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services with respect to new drug products in particular. If we succeed in bringing any of our drug compounds to the market, we cannot be certain that our products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow us or our collaborators to sell our products on a competitive basis.

        In addition, many health maintenance organizations and other third party payors use formularies, or lists of drugs for which coverage is provided under a health care benefit plan, to control the costs of prescription drugs. Each payor that maintains a drug formulary makes its own determination as to whether a new drug will be added to the formulary and whether particular drugs in a therapeutic class will have preferred status over other drugs in the same class. This determination often involves an assessment of the clinical appropriateness of the drug and sometimes the cost of the drug in comparison to alternative products. We cannot be assured that:

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  our future products, if any, will be added to payors' formularies;

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  such future products will have preferred status to alternative therapies; or

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  the formulary decisions will be conducted in a timely manner.

        We may also decide to enter into discount or formulary fee arrangements with payors, which could result in us receiving lower or discounted prices for products we may develop in the future.

        Potential changes in accounting standards regarding stock option plans could limit the desirability of granting stock options, which could harm our ability to attract and retain employees, and could also negatively impact our results of operations.

        The Financial Accounting Standards Board is considering whether to require all companies to treat the fair value of stock options granted to employees as an expense. The United States Congress and other governmental and regulatory authorities have also considered requiring companies to expense stock options. If this change were to become mandatory, we and other companies could be required to record a compensation expense equal to the fair value of each stock option granted. Currently, we are generally not required to record compensation expense in connection with stock option grants. If we were required to expense the fair value of stock option grants, it would reduce the attractiveness of granting stock options because of the additional expense associated with these grants, which would negatively impact our results of operations. However, stock options are an important employee recruitment and retention tool, and we may not be able to attract and retain key personnel if we reduce the scope of our employee stock option program. Accordingly, in the event we are required to expense stock option grants, our future results of operations would be negatively impacted, as would our ability to use stock options as an employee recruitment and retention tool.

        Our investments could lose market value and consequently harm our ability to fund continuing operations.

        The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, we maintain our portfolio of cash and cash equivalents and short-term investments in a variety of securities, including government and corporate obligations and money market funds. The market values of these investments may fluctuate due to market conditions and other conditions over which we have no control. Fluctuations in the market price and valuations of these securities may require us to record losses due to an impairment in the value of the securities underlying our investment. This could result in future charges on our earnings. All securities are held in United States currency.

        Investments in both fixed-rate and floating-rate interest earning instruments carry varying degrees of interest rate risk. Fixed-rate securities may have their fair market value adversely impacted due to a rise in interest rates. In general, securities with longer maturities are subject to greater interest rate risk than those with shorter maturities. While floating-rate securities generally are subject to less interest rate risk than fixed-rate securities, floating-rate securities may produce less income than expected if interest rates decrease. Due in part to these factors, our investment income may fall short of expectations or we may suffer losses in principal if securities are sold that have declined in market value due to changes in interest rates.

        We deal with hazardous materials and must comply with environmental laws and regulations, which can be expensive and restrict how we do business. We could also be liable for damages, penalties, or other forms of censure if we are involved in a hazardous waste spill or other accident.

        Our research and development processes involve the controlled storage, use and disposal of hazardous materials, and biological hazardous materials. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling, and disposal of hazardous materials and certain waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, even by a third party, we could be held liable for any damages that result, and such liability would probably exceed our current insurance coverage and financial resources. We may not be able to maintain insurance on acceptable terms, or at all. We could be required to incur significant costs to comply with current or future environmental laws and regulations.

        We may have product liability exposure and insurance against such claims may not be available to us at reasonable rates or at all.

        While we maintain insurance to cover the use of our drug compounds in clinical trials, we currently do not have any product liability insurance for marketed human therapeutic products. Although we plan to obtain product liability insurance when and if our drug compounds become commercially available, we cannot assure you that we will be able to obtain or maintain this insurance on acceptable terms or that any insurance we obtain will provide us with adequate coverage against potential liabilities. Claims or losses in excess of any liability insurance coverage we obtain would have a material adverse effect on our business.

        Anti-takeover provisions could make a third-party acquisition of us more difficult.

        In June 2003, we adopted a stockholder rights plan that provided for the issuance of rights to purchase shares of Series A Participating Preferred Stock ("Series A Preferred") of the Company. Under the plan, we distributed one preferred share purchase right for each outstanding share of common stock. Each purchase right entitles the holder to purchase from the Company one one-thousandth (1/1000th) of a share of Series A Preferred at a price of $112.00, subject to adjustment. The rights become exercisable, with certain exceptions, ten business days after any party, without prior approval of our Board of Directors, acquires, or announces an offer to acquire, beneficial ownership of 15% or more of our common stock. In the event that any party acquires 15% or more of the our common stock, we are acquired in a merger or other business combination, or 50% or more of our assets are sold after the time that the rights become exercisable, the rights provide that each right holder will receive, upon exercise, shares of the common stock of the surviving or acquiring company, as applicable, having a market value of twice the exercise price of the right. The stockholder rights plan may discourage or prevent certain types of transactions involving an actual or potential changes in control, which transactions may be beneficial to our shareholders, by causing substantial dilution to a party that attempts to acquire us on terms not approved by our Board.

        The preferred shares which we elect to offer, if any, may not develop an active public market, which could depress its resale price.

        If we elect to offer shares of preferred stock, it would constitute a new issue of securities for which there is currently no trading market. We cannot predict whether an active trading market for such preferred stock would develop or be sustained. If an active trading market were to develop, such preferred stock could trade at prices that may be lower than its initial offering price.

        The issuance of preferred stock could adversely affect the holders of our common stock.

        Depending upon the rights and preferences which may be granted to any class of preferred shares which we may elect to issue, issuance of preferred stock could adversely affect the voting power of holders of our common stock and reduce the likelihood that our common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also decrease the market price of our common stock, or have terms and conditions that could discourage a takeover or other transaction that might involve a premium price for our shares or that our stockholders might believe to be in their best interests.

FINANCIAL RATIOS

        Our earnings are currently inadequate to cover fixed charges. The following table sets forth the dollar amount of the coverage deficiency:

	Fiscal Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2003
	(in thousands)
Ratio of earnings to fixed charges(1)	—	904	—	—	—	—
Coverage deficiency	$(3,214)	n.a.	$(510)	$(13,424)	$(36,492)	$(27,696)

(1)
We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding.

USE OF PROCEEDS

        Except as otherwise provided in a prospectus supplement, we plan to use the net proceeds from the sale of the securities for general corporate purposes, including, but not limited to:

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  our internal research and development programs, such as pre-clinical and clinical testing and studies of our drug compounds and the development of new compounds and technologies;

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  general and administrative expenses; and

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  possible future acquisitions of complementary businesses, facilities, product lines or technologies, although no such transactions are currently under negotiation.

        We have not determined the amounts we plan to spend on any areas, including those listed above or the timing of any such expenditures, which may vary significantly depending on various factors such as our research and development results, regulatory approvals, competition, marketing and sales, and the market acceptance of any products introduced by us. As a result, our management, subject to the approval of our Board of Directors, will have broad discretion to allocate the net proceeds from this offering. Pending the application of net proceeds for these, or other, purposes, we expect to invest the proceeds in short-term investments, consisting primarily of investment grade fixed income securities including corporate bonds and U.S. Treasury obligations.

GENERAL DESCRIPTION OF SECURITIES

        As of the date of this prospectus, our certificate of incorporation authorizes us to issue 50,000,000 shares of common stock, par value $0.0002145 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. To date, our Board of Directors has designated 600,000 of the 15,000,000 authorized shares of preferred stock as Series A Participating Preferred Stock reserved for issuance under our stockholder rights plan, as described below. As of September 29, 2003, we had 18,840,268 shares of our common stock outstanding held of record by approximately 3,100 stockholders, and no shares of our preferred stock were outstanding.

        This prospectus contains a general description of our capital stock and stockholder rights plan. For a more detailed description, you should read our certificate of incorporation and bylaws, our stockholder rights plan and the applicable provisions of the Delaware General Corporation Law, or DGCL.

        When we offer to sell a particular series of these securities, we will describe the specific terms of the securities in a supplement to this prospectus. Accordingly, for a complete description of the terms of any series of securities, you must refer to both the specific description of the series in the prospectus supplement relating to that series and the general description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of our preferred stock, the holders of common stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by our board of directors out of funds legally available for such dividends. In the event of a liquidation, dissolution or winding-up of NeoPharm, the holders of our common stock would be entitled to share ratably in all assets remaining after payment of liabilities and the satisfaction of any liquidation preferences granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive rights and no conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All the outstanding shares of common stock are, and any shares of common stock offered by this prospectus, when issued and paid for, will be validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of our preferred stock.

Preferred Stock

        To date, our board of directors has designated 600,000 shares of preferred stock as Series A Participating Preferred Stock reserved for issuance under our stockholder rights plan, none of which were issued and outstanding as of September 29, 2003. Under our certificate of incorporation, our Board of Directors is authorized to issue additional shares of our preferred stock from time to time, in one or more classes or series, without stockholder approval. Prior to the issuance of shares of each class or series, our Board of Directors is required by the DGCL and our certificate of incorporation, to adopt resolutions and file a certificate of designation with the Delaware Secretary of State. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions of that class or series, including the following:

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  the number of shares constituting each class or series;

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  voting rights;

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  rights and terms of redemption, including sinking fund provisions;

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  dividend rights and rates;

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  terms concerning the distribution of assets;

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  conversion or exchange terms;

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  redemption prices; and

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  liquidation preferences.

        All shares of preferred stock offered by this prospectus when issued and paid for, will be validly issued, fully paid and nonassessable and are not expected to have any preemptive or subscription rights.

        We will describe in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

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  the title and stated value of the preferred stock;

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  the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

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  the dividend rate(s), period(s) or payment date(s) or method(s) of calculation applicable to the preferred stock;

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  whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

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  our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

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  the procedures for auction and remarketing, if any, for the preferred stock;

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  the provisions for a sinking fund, if any, for the preferred stock;

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  the provisions for redemption, if applicable, of the preferred stock;

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  any listing of the preferred stock on any securities exchange;

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  the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;

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  voting rights, if any, of the preferred stock;

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  whether interests in the preferred stock will be represented by depositary shares;

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  a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

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  the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

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  any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs; and

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  any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Stockholder Rights Plan

        On June 30, 2003, our board of directors adopted a stockholder rights plan. Under the stockholder rights plan, a dividend of one preferred stock purchase right was declared for each outstanding share of our common stock. In addition, a preferred stock purchase right is attached to each share of common stock issued during the term of the stockholder rights plan. Each right entitles the holder to buy one one-thousandth (1/1000th) of a share of our Series A Participating Preferred Stock at an exercise price of $112.00, subject to specified adjustments.

        Our Series A Participating Preferred Stock is nonredeemable and junior to any other series of preferred stock we may issue, unless otherwise provided in the terms of the other series of preferred stock. If the Series A Participating Preferred Stock is issued under the terms of our stockholder rights plan, the holders of Series A Participating Preferred Stock:

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  would vote together with our common stock, and would be entitled to 1,000 votes per share;

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  would be entitled to a quarterly dividend per share, when, as and if declared by the Board of Directors, equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends declared on the common stock;

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  upon the liquidation, dissolution or winding up of NeoPharm, would be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of common stock plus an amount equal to accrued and unpaid dividends, if any, on the Series A Participating Preferred Stock; and

  •
  in the event of a merger, consolidation or other transaction in which shares of common stock are exchanged or changed into other stock, securities or property, would be entitled to be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities or other property, as the case may be, into which or for which each share of common stock is changed or exchanged.

        Initially, each preferred stock purchase right is transferred automatically with the related share of common stock, and is not exercisable. The rights will separate from the common stock, and become exercisable, upon the earlier of (a) the tenth day (or such later day as may be determined by our Board of Directors) after a person or affiliated group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the shares of common stock then outstanding, or (b) the tenth business day (or such later day as may be determined by our Board of Directors) after a person or affiliated group announces a tender or exchange offer the consummation of which would result in the ownership of 15% or more of the then outstanding shares of common stock.

        Unless the preferred purchase rights are earlier redeemed, each preferred stock purchase right entitles its holder, other than the person or affiliated group acquiring 15% or more of the voting power of our outstanding voting securities, to purchase:

  •
  shares of our common stock with a market value of twice the exercise price of the right; or

  •
  in the event we are acquired in a merger or business combination or there is a transaction in which 50% or more of our assets or earning power are sold, shares of the common stock of the surviving company in the transaction having a market value of twice the exercise price of the right.

        We may redeem the preferred stock purchase rights at a price of $0.001 per right in specified circumstances, including at any time or prior to the close of business on the earlier of (i) the fifth day following a person or affiliated group acquiring 15% or more of our outstanding common stock (or such later date as our Board of Directors may determine and publicly announce) or (ii) the final expiration date. Also, at any time after such an acquisition occurs, but before the person or affiliated group acquires 50% or more of the voting power of our outstanding voting securities, our Board of Directors may exchange all or part of the preferred stock purchase rights for one share of common stock per right.

        The stockholder rights plan is intended to protect stockholders in the event of an unsolicited attempt to acquire us. As a result, the stockholder rights plan could have the effect of delaying, deferring or preventing transactions that our stockholders may deem to be in their best interests, including those in which they may receive a premium for their shares.

        The above description of our stockholder rights plan is intended as a summary only. For a more detailed description, you should read our stockholder rights agreement dated June 30, 2003. To obtain a copy of the stockholder rights agreement, please see the section of this prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION."

Anti-takeover provisions

        In addition to our stockholder rights plan, there are provisions of the DGCL, our certificate of incorporation and our bylaws that could have the effect of delaying, deferring or preventing an acquisition of NeoPharm, including transactions in which our stockholders might otherwise receive a premium for their shares. These provisions could also limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests.

        Delaware Law.    We are subject to Section 203 of the DGCL, which restricts our ability to enter into a business combination with an interested stockholder for a period of three years. Generally, a business combination means a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder means a stockholder who, together with that stockholder's affiliates and associates, owns 15% or more of our outstanding voting stock. These restrictions do not apply if:

  •
  before the date a stockholder becomes an interested stockholder, our Board of Directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

  •
  upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to exceptions; or

  •
  on or after the date a stockholder becomes an interested stockholder, the business combination is both approved by our Board of Directors and authorized at an annual or special meeting of our stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

        Certificate of Incorporation and Bylaws.    Some provisions of our certificate of incorporation and bylaws could also have anti-takeover effects. These provisions:

  •
  authorize our Board of Directors to issue preferred stock from time to time, in one or more classes or series, without stockholder approval;

  •
  provide that special meetings of our stockholders may be called only by our Chairman, Chief Executive Officer, President, or by our Board of Directors; and

  •
  do not include a provision for cumulative voting for directors (under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors).

Transfer Agent and Registrar

        The Transfer Agent and Registrar for our common stock is Computershares Investor Services, LLC. Its address is Two North LaSalle Street, Chicago, Illinois, 60062 and its telephone number is (312) 588-4223.

PLAN OF DISTRIBUTION

        We may sell the securities covered by this prospectus in any of three ways (or in any combination):

  •
  to or through underwriters or dealers;

  •
  directly to a limited number of purchasers or to a single purchaser; or

  •
  through agents.

        The prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

  •
  the name or names of any underwriters, dealers or agents and the amount of securities underwritten or purchased by each of them;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  any underwriting discounts or commissions or agency fees and other items constituting underwriters' or agents' compensation;

  •
  the offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges or markets on which the securities may be listed.

        Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Underwriters may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to conditions specified in the applicable underwriting agreement, but the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will name the underwriters in the prospectus supplement and describe the nature of any such relationship.

        We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to the agent. Generally, any agent will act on a best efforts basis for the period of its appointment.

        We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the applicable securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act, and file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain information on the operation of the SEC's public reference room. You may also access information we file electronically with the SEC by visiting the SEC's Internet website at www.sec.gov.

        We are incorporating by reference some information about us that we file with the SEC. We are disclosing important information to you by referencing these filed documents. Any information that we reference this way is considered part of this prospectus. The information in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede information in this prospectus.

        We incorporate by reference the following documents we have filed, or may file, with the SEC:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

  •
  our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003;

  •
  our Current Report on Form 8-K filed on July 7, 2003;

  •
  our Definitive Proxy Statement on Schedule 14A filed on April 28, 2003;

  •
  the description of the preferred stock purchase rights for Series A Participating Preferred Stock contained in our Registration Statement on Form 8-A filed with the SEC on July 7, 2003; and

  •
  all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of this offering.

        You may request a free copy of any of the documents incorporated by reference in this prospectus by writing us at the following address or telephoning us at the following phone number:

NeoPharm, Inc.
150 Field Drive
Suite 195
Lake Forest, Illinois 60045
(847) 295-8678

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Burke, Warren, MacKay & Serritella, P.C., Chicago, Illinois.

EXPERTS

        The financial statements of NeoPharm, Inc. as of December 31, 2002 and for the year ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The balance sheets of NeoPharm, Inc. as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of Arthur Andersen LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        Arthur Andersen LLP have not consented to the inclusion of their report in this prospectus, and we have not obtained their consent to do so in reliance upon Rule 437a of the Securities Act. The absence of this consent may limit recovery against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact, or any omission to state a material fact required to be stated, in the financial statements audited by Arthur Andersen LLP. Also, as a practical matter, Arthur Andersen LLP's ability to satisfy any claims may be limited due to events arising out of their conviction on federal obstruction of justice charges.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution.

        The expenses to be paid by us in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission Registration Fee	$10,113
Legal Fees and Expenses	$50,000	*
Accounting Fees and Expenses	$15,000	*
Printing and Engraving Expenses	$35,000	*
Miscellaneous Fees and Expenses	$25,000	*

Total	$135,113	*

*
Estimated.

Item 15. Indemnification Of Directors And Officers.

        Under Section 145 of the General Corporate Law of the State of Delaware, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The registrant's amended and restated bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

        The registrant's amended and restated certificate of incorporation provides that the liability of its directors for monetary damages shall be indemnified in accordance with and to the fullest extent permissible under Delaware law. Pursuant to Delaware law, and the registrant's amended and restated certificate of incorporation, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty to the registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

        The registrant has obtained a policy of directors' and officers' liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment up to certain limits.

Item 16. Exhibits and Financial Statement Schedules.

        A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index on page III-1 and is incorporated herein by reference.

Item 17. Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in said act and will be governed by the final adjudication of such issue.

  (d)
  The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on October 1, 2003.

NEOPHARM, INC.
By:	/s/ JAMES M. HUSSEY Name: James M. Hussey Title: President, Chief Executive Officer and Director (Principal Executive Officer)
By:	/s/ LAWRENCE A. KENYON Name: Lawrence A. Kenyon Title: Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

SIGNATURE PAGE AND POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James M. Hussey and Lawrence A. Kenyon (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post effective amendments to this registration statement, including post-effective amendments, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in- fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES M. HUSSEY James M. Hussey	President, Chief Executive Officer and Director (Principal Executive Officer)	October 1, 2003
/s/ LAWRENCE A. KENYON Lawrence A. Kenyon	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	October 1, 2003
/s/ JOHN N. KAPOOR John N. Kapoor	Director	October 1, 2003
/s/ SANDER A. FLAUM Sander A. Flaum	Director	October 1, 2003
/s/ ERICK E. HANSON Erick E. Hanson	Director	October 1, 2003
/s/ MATTHEW P. ROGAN Matthew P. Rogan	Director	October 1, 2003
/s/ KAVEH T. SAFAVI Kaveh T. Safavi	Director	October 1, 2003

EXHIBIT INDEX

Item 16 Exhibits

Exhibit Number
1.1*	Underwriting Agreement.
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant's Registration No. 333-44396 on Form S-3, filed August 24, 2000).
4.2
Amendment to the Amended and Restated Certificate of Incorporation, dated June 6, 2002 (incorporated by reference to Exhibit 3.01 to the Registrant's Quarterly Report on Form 10-Q, filed August 14, 2002).
4.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Registration No. 000-26898 on Form 8-A, filed July 7, 2003).
4.3**	Specimen Common Stock Certificate.
4.4
Rights Agreement, dated as of June 30, 2003, between NeoPharm, Inc. and Computershare Investor Services, LLC, as Rights Agent. The Rights Agreement includes, as Exhibit A, the Form of Certificate of Designations of Series A Participating Preferred Stock, as Exhibit B, the Form of Rights Certificate, and as Exhibit C, the Summary of Rights to Purchase Series A Participating Preferred Stock, (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, No. 001-12493, filed by the Company on July 7, 2003).
5.1**	Opinion of Burke, Warren, MacKay & Serritella, P.C.
12.1**	Statement Regarding Computation of Ratios.
23.1**	Consent of KPMG LLP
23.2**	Consent of Burke, Warren, MacKay & Serritella, P.C. (reference is made to Exhibit 5.1).
23.3**	Information regarding consent of Arthur Andersen LLP
24.4**	Power of Attorney (reference is made to the signature pages hereto).

*
To be filed by amendment or incorporated by reference in connection with the offering of the securities.

**
Filed herewith.

III-1

QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANY
RISK FACTORS
FINANCIAL RATIOS
USE OF PROCEEDS
GENERAL DESCRIPTION OF SECURITIES
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses Of Issuance And Distribution.
  Item 15. Indemnification Of Directors And Officers.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
SIGNATURE PAGE AND POWER OF ATTORNEY
EXHIBIT INDEX
  Item 16 Exhibits